Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-56410) and Form S-8 (Nos. 333-136322, 333-17379, 333-100160, 333-65854, 333-113761, 333-128987 and 333-147970) of SeaChange International, Inc. of our report dated April 17, 2006, except as to the effect of the matters described in Note 1 to the consolidated financial statements as filed in the Company’s Form 10K/A for the year ended January 31, 2007 not appearing herein, which is as of October 19, 2007, relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

PricewaterhouseCoopers LLP

Boston, Massachusetts

April 14, 2008